Exhibit 99.1
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For Release                                               Contact
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Wednesday, September 20, 2000                    Paul R. Streiber
Immediate                                     Ascendant Solutions
                                            214.348.7200 ext. 298


 ASCENDANT SOLUTIONS ANNOUNCES EXTENSION, MODIFICATIONS TO SEARS
                            CONTRACTS
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     GARLAND, Texas, Sept. 20 - Ascendant Solutions (Nasdaq:
ASDS), a provider of comprehensive order-management services and solutions, announced today that it has extended and modified its contracts with Sears, Roebuck and Co. (NYSE: S). The contracts encompass Sears Wish Book catalog and wishbook.com online site and Sears Craftsman Tools catalog.

     The Wish Book contract is now scheduled to expire on July, 1, 2001, and has been updated to adjust pricing for services provided to Wish Book, including website hosting, order capture and order processing. Specific pricing and other terms were not disclosed.

     The Craftsman Tools catalog contract, which was already scheduled to expire on July 1, 2001, has also been modified to adjust pricing for the services provided under the contract including call center, fulfillment and warehouse services. Specific pricing and other terms were not disclosed.

     "As Sears is one of our most important client relationships, we are very pleased that they recognize the increased value of our services," said David E. Bowe, president and CEO of Ascendant Solutions. "We are looking forward to a terrific holiday season for the Wish Book catalog, wishbook.com and the Craftsman Tools catalog."

     Ascendant Solutions provides integrated customer relationship management (CRM), order management and fulfillment services to e-tailers, catalogers and traditional retailers. The Company's comprehensive service solutions give its clients the ability to outsource their back-end operations, including order capture, order processing and order fulfillment. Ascendant Solutions integrates clients' Web sites with the Company's network of customer contact centers,

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ASCENDANT SOLUTIONS ANNOUNCES EXTENSION, MODIFICATIONS TO
SEARS CONTRACTS
September 20, 2000

strategically located fulfillment centers and drop-ship vendors. Ascendant Solutions' unique per-transaction pricing structure reduces clients' initial costs and speeds their time to market. For more information about Ascendant Solutions, please visit http://www.ascendantsolutions.com.

     This release includes forward-looking statements including statements regarding our success in the coming holiday season. All of our forward looking statements are made under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, the following: our ability to achieve or sustain profitability; our limited operating history; the risks associated with the failure of our systems and services to achieve widespread market acceptance or meet specific client needs; significant client concentration; the fact that our client contracts are either short-term or terminable with minimal notice; systems risks and uncertainties, including rapid technological change and those related to the development of our browser-based software application; the risks related to the possible inability of our system to connect to and manage a larger number of clients; business conditions in the fulfillment industry generally; the impact of market competitors and their service offerings; and such other factors that are more fully detailed in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 31, 1999.

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